SELECTED BROKER AGREEMENT

     This agreement is made on the day of November 1996 by and between PRUDENTIAL SECURITIES INCORPORATED, a New York corporation with its principal business address at One Seaport Plaza, New York, New York, 10292-0001 ("Broker") and PRUCO SECURITIES CORPORATION ("Distributor"), a New Jersey corporation with its principal place of business at 1111 Durham Avenue, South Plainfield, New Jersey 07080.

     This Agreement supersedes all previous Select-Broker Agreements between Broker and Distributor.

                                   WITNESSETH:

     In consideration of the mutual promises contained herein, the parties hereto agree as follows:

A. DEFINITIONS

     (1)  1933 Act -- The Securities Act of 1933, as amended.

     (2)  1934 Act -- The Securities Exchange Act of 1934, as amended.

     (3)  1940 Act -- The Investment Company Act of 1940, as amended.

     (4)  SEC -- The Securities and Exchange Commission.

     (5) Contracts -- Variable life insurance contracts and/or variable annuity contracts and/or market-value adjusted annuity contracts, or combinations thereof, described in Schedule A attached hereto and issued by the applicable one of Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, The Prudential Life Insurance Company of Arizona or The Prudential Insurance Company of America (hereinafter collectively called the "Company") and for which Distributor has been appointed the principal underwriter pursuant to Distribution Agreements, copies of which have been furnished to Broker. From time to time Schedule A may be updated or amended. Such updates or amendments will be effective as of the date(s) specified in Schedule A, upon written notification to the Broker that a new or amended Schedule A has been issued.

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                                       2


     (6) Accounts -- Separate accounts established and maintained by the Company pursuant to the laws of Arizona or New Jersey, whichever is applicable, to fund the benefits under the Contracts.

     (7) The Prudential Series Fund, Inc., or the "Fund" -- An open-end management investment company registered under the 1940 Act, shares of which are sold to the Accounts in connection with the sale of the Contracts.

     (8) Registration Statement -- The SEC registration statements and amendments thereto under the 1940 and/or 1933 Acts, relating to the Contracts, the Accounts, and the Fund, including financial statements and all exhibits.

     (9) Prospectus -- The current prospectuses included within the Registration Statements referred to herein.

B. AGREEMENTS OF DISTRIBUTOR

     (1) Pursuant to the authority delegated to it by Company, Distributor hereby authorizes Broker during the term of this Agreement to solicit applications for Contracts from eligible persons, provided that there is an effective Registration Statement relating to such Contracts and that any such solicitation is preceded or accompanied by delivery of a Prospectus to the applicant, and provided further that Broker has been notified by Distributor that the Contracts are qualified for sale under all applicable securities and insurance laws of the state or jurisdiction in which the applications will be solicited. In connection with the solicitation of applications for Contracts, Broker is hereby authorized to offer riders that are available with the Contracts in accordance with instructions furnished by Distributor or Company.

     (2) Distributor, during the term of this Agreement, will notify Broker of the issuance by the SEC of any stop order with respect to the Registration Statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts and of any other action or circumstance that may prevent the lawful sale of any Contract in any state or jurisdiction.

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                                       3


     (3) During the term of this Agreement, Distributor shall advise Broker of any amendment to any Registration Statement or any amendment or supplement to any Prospectus.

     (4) Distributor hereby warrants that all advertising matter, prospectuses, circulars, letters, booklets, schedules, stationary, broadcasting or sales materials it provides pursuant to this Agreement have been reviewed by Distributor, and that all such materials comply with all applicable laws.

C. AGREEMENTS OF BROKER

     (1) Broker represents that it is a registered broker/dealer under the 1934 Act and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Broker represents that its agents or representatives who will be soliciting applications for the Contracts will be duly registered representatives of Broker and furthermore that each one will be a registered representative in good standing with accreditation to sell the Contracts as required by the NASD.

     (2) Commencing at such time as Distributor and Broker shall agree upon, Broker agrees to use its reasonable efforts to find purchasers for the Contracts acceptable to Company. In meeting its obligation to use its reasonable efforts to solicit applications for Contracts, Broker shall, during the term of this Agreement, engage in the following activities:

          (a) On an ongoing and exclusive basis, use training, sales, advertising and promotional materials which have been approved by Company;

          (b) Establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its agents or representatives and submit periodic reports to Distributor as may be requested on the results of such inspections and the compliance with such procedures.

          (c) Broker shall take reasonable steps to ensure that the various representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable

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                                       4


               grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to the Agent or Representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation (including tax status)and needs, and the likelihood that the applicant will continue to make any continuing premium payments contemplated by the Contracts. Each application obtained by a representative appointed by Broker shall bear the initials of a marketing principal of Broker indicating that the application has been reviewed by such marketing principal for suitability, completeness, and accuracy.

     (3) All payments for Contracts collected by agents or representatives of Broker shall be held at all times in a fiduciary capacity and shall be remitted promptly in full together with such applications, forms and other required documentation to an office of the Company designated by Distributor. Checks or money orders in payment of premiums and/or purchase payments shall be drawn to the order of the applicable one of "Pruco Life Insurance Company", "Pruco Life Insurance Company of New Jersey", "The Prudential Insurance Company of America" or "The Prudential Life Insurance Company of Arizona". Broker acknowledges that the Company retains the ultimate right to control the sale of the Contracts and that the Distributor or Company shall have the unconditional right to reject, in whole or part, any application for a Contract. In the event Company or Distributor rejects an application, Company immediately will return all payments directly to the purchaser and Broker will be notified of such action. In the event that any purchaser of a Contract elects to return a Contract pursuant to state law or either Rule 6e-2(b)(13)(viii) or Rule 6e-3(T)(b)(13)(viii) of the 1940 Act, the purchaser will receive a refund in accordance with the provisions of the applicable statute or Rule.

     (4) Broker shall act as an independent contractor, and nothing herein contained shall make Broker, or any one of its employees, agents or representatives, an employee of Company or Distributor in connection with the solicitation of or applications for Contracts.

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                                       5


          Broker, its agents or representatives, and its employees shall not hold themselves out to be employees of Company or Distributor in this connection or in any dealings with the public.

     (5) Broker agrees that any material it develops, approves or uses for sales, training, explanatory or other purposes in connection with the solicitation of applications for Contracts hereunder, including generic advertising and/or training materials which may be used in connection with the sale of the Contracts, will not be used without the prior written consent of Distributor and, where appropriate, the endorsement of Company to be obtained by Distributor.

     (6) Solicitation and other activities by Broker shall be undertaken only in accordance with applicable laws and regulations. No agent or representative of Broker shall solicit applications for the Contracts until duly licensed and appointed by Company as a life insurance and variable contract broker or agent of Company in the appropriate states or other jurisdictions. Broker shall ensure that such agents or representatives fulfill any training requirements necessary to be licensed. Broker understands and acknowledges that neither it nor its agents or representatives is authorized by Distributor or Company to give any information or make any representation in connection with this Agreement or the offering of the Contracts other than those contained in the Prospectus or other solicitation material authorized in writing by Distributor or Company.

     (7) Broker shall not have authority on behalf of Distributor or Company to: make, alter or discharge any Contract or other form; waive any forfeiture; extend the time of paying any premium; or receive any monies or premiums due, or to become due, to Company, except as set forth in Section C(3) of this Agreement. Broker shall not expend, nor contract for the expenditure of the funds of Distributor, nor shall Broker possess or exercise any authority on behalf of the Company under this Agreement.

     (8) Broker shall have the responsibility for maintaining the records of its representatives licensed, registered and otherwise qualified to sell the Contracts. Broker shall maintain such other records as are required of it

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                                       6


          by applicable laws and regulations. The books, accounts and records maintained by Broker under the terms of this Agreement that relate to the sale of the Contracts, the Company, the Accounts, Distributor and/or Broker shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by the Broker in connection with this Agreement shall be the property of the Company and shall be returned to the Company upon termination of this Agreement, free from any claims or retention of rights by the Broker. Nothing in this Section C(8) shall be interpreted to prevent the Broker from retaining copies of any such records which the Broker, in its discretion, deems necessary or desirable to keep. The Broker shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

     (9) With respect to the products covered by this Agreement, as amended from time to time, Broker shall notify Distributor of any material change or intention to materially change its marketing operations. A material change may arise from a change in terms of the number of people selling the products, the emphasis or method of any aspect of any marketing campaign, or otherwise. Such notice shall be given in the manner specified in Section J. of this Agreement.

     (10) Broker, each year during the term of this Agreement, shall, within 30 days of receipt, return to Distributor a Questionnaire regarding any regulatory, civil and/or criminal proceedings, including arbitrations, against the Broker or associated persons commenced or concluded by any state insurance or securities department, the NASD, the SEC, or other self-regulatory organization, and/or in any court of competent jurisdiction during the twelve month period prior to the date of the Questionnaire. Broker shall provide Distributor with a full explanation regarding matters disclosed in the Questionnaire. Broker also agrees to send to Distributor copies of all Disclosure Reporting Forms applicable to its agents or representatives authorized to solicit applications for and sell the Contracts simultaneously with filing such forms with the NASD.

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                                       7


D. COMPENSATION

     (1) Pursuant to the Distribution Agreement between Distributor and Company, Distributor shall cause Company to arrange for the payment of commissions to Broker as compensation for the sale of each Contract sold by an agent or representative of Broker. The amount of such commission shall be based on a Compensation Schedule to be determined by agreement of Company and Distributor. The Compensation Schedule may thereafter be amended by Distributor. No compensation is payable unless the Broker and the Agent have first complied with all applicable insurance laws, rules and regulations. Company shall identify to Broker with each such payment the name of the agent or representative of Broker who solicited each Contract covered by the payment. Notwithstanding any other provision in the Compensation Schedule concerning chargebacks, if any variable contract is tendered for redemption within seven business days after acceptance of the Contract application no compensation shall be paid.

     (2) Neither Broker nor any of its agents or representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise. Neither Broker nor any of its agents or representatives shall have an interest in any compensation paid by Company to Distributor, now or hereafter, in connection with the sale of any Contracts hereunder.

     (3) Upon the termination of this Agreement, the Company will pay commissions to the Broker on (a) net premiums which the Company receives within sixty (60) days of the termination date on applications written by the Broker on or before the termination date; and (b) any renewal commission which would otherwise be due on business placed with Distributor prior to the termination date of this Agreement unless such receipt of renewal commissions is determined to violate current directives to the contrary as provided by the NASD or a court of competent jurisdiction.

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                                       8


E. COMPLAINTS AND INVESTIGATIONS

     (1) Broker and Distributor jointly agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Broker shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services or the services of its agents or representatives under this Agreement which such authorities may request in order to ascertain whether the Company's, Broker's or Distributor's operations are being conducted in a manner consistent with any applicable law or regulation.

F. TERM OF AGREEMENT; ENTIRE AGREEMENT

     (1) This Agreement shall continue in force for one year from its effective date and thereafter shall automatically be renewed every year for a further one year period, except that either party may unilaterally terminate this Agreement upon thirty (30) days' written notice to the other party of its intention to do so.

     (2) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except (a) the agreements contained in Section E hereof; (b) the indemnity set forth in Section G hereof; and (c) compensation payable pursuant to Section D(3).

G. INDEMNITY

     (1) Broker shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

     (2) Distributor agrees to indemnify and hold harmless Broker and each of their current and former directors and officers against any losses, claims, damages or liabilities, joint or several, to which Broker or such officer or director become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in any Registration Statement or any post-effective amendment thereof or in any Prospectus, or any sales literature provided by the Company or by the Distributor, or the

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                                       9


          failure of Company, Distributor, their officers, employees, or agents to comply with the provisions of this Agreement; and Company will reimburse Broker and any director or officer or controlling person thereof for any legal or other expenses reasonably incurred by Broker or such director, officer or controlling person in connection with investigating or defending any such loss, claims, damage, liability or action. This indemnity agreement will be in addition to any liability which Company may otherwise have.

     (3) Broker agrees to indemnify and hold harmless Company and Distributor and each of their current and former directors and officers and each person, if any, who controls or has controlled Company or Distributor within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities to which Company or Distributor and any such director or officer or controlling person may become subject, under the 1933 Act, 1934 Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

          (a) Any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Contracts by Broker, its registered representatives, agents, directors, officers, employees or other persons who are or should be under its control or supervision; or

          (b) Claims by agents or representatives or employees of Broker for commissions, service fees, development allowances or other compensation or remuneration of any type;

          (c) The failure of Broker, its officers, employees, or agents to comply with the provisions of this Agreement; and Broker will reimburse Company and Distributor and any director or officer or controlling person of either for any legal or other expenses reasonably incurred by Company, Distributor, or such director, officer or controlling person in connection with investigating or defending any such loss, claims, damage, liability or action. This indemnity agreement will be in addition to any liability which Broker may otherwise have.

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                                       10


H. ASSIGNABILITY

     This Agreement shall not be assigned by either party without the written consent of the other.

I. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

J. NOTICE

     Any notice required under this Agreement shall be given when sent by first-class mail to the other party at its address shown below.

     If to Broker:

     Prudential Securities Incorporated
     One Seaport Plaza
     New York, New York 10292-0001

     If to Distributor:

     The Prudential Insurance Company of America
     213 Washington Street - 14th floor
     Newark, NJ  07102
     Attention: Daria Benson

K. CONFIDENTIALITY

     Each party shall treat as confidential all information provided by one party to another, pursuant to this agreement, including but not limited to the names and addresses of the owners and annuitants of the Contracts. The foregoing shall not be applicable to any information that is required to be disclosed by judicial or administrative process or otherwise by applicable law.

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                                       11


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    PRUCO SECURITIES CORPORATION


                                    By:
                                        ---------------------------------------
                                            Kenneth Sanford
                                            Vice President




                                    PRUDENTIAL SECURITIES INCORPORATED


                                    By:
                                        ---------------------------------------

             SCHEDULE A TO SELECTED BROKER AGREEMENT BY AND BETWEEN

                           PRUDENTIAL SECURITIES, INC.

                                       AND

                          PRUCO SECURITIES CORPORATION

CONTRACTS FOR PRUCO LIFE INSURANCE COMPANY

o    Discovery Life Plus
     (single payment variable life insurance policy) effective as of July 19, 1994

o    PruSelect II
     (flexible payment variable life insurance policy) effective as of July 19, 1994

o    Discovery Preferred
     (flexible payment variable annuity and market-value adjusted annuity contract) effective as of November 20, 1995

o    Discovery Select
     (flexible payment variable annuity and market-value adjusted annuity contract) effective October 7, 1996

CONTRACTS FOR PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

o    Discovery Select
     (flexible payment variable annuity and market-value adjusted annuity contract) effective ???

CONTRACTS FOR THE PRUDENTIAL LIFE INSURANCE COMPANY OF ARIZONA

o    None

CONTRACTS FOR THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

o    Variable Appreciable Life
     (flexible payment variable whole life policy) effective as of July 19, 1994

o    Discovery Plus
     (flexible payment deferred variable annuity) effective as of July 19, 1994

o    Variable Investment Plan
     (flexible payment deferred variable annuity) effective as of July 19, 1994

o    Survivorship Preferred
     (flexible payment survivorship variable life policy) effective as of December 31, 1995